Exhibit 10.57

May 17, 2008

Thomas J. Graham, M.D.

Phantom Hand Project, LLC

Paradise Farm

2415 Old Bosley Road

Timonium, MD 21093

Re: Cost Recovery and Revenue Sharing Agreement

Dear Tom:

In recognition of your extraordinary contributions to MiMedx, Inc. (“MiMedx”) in the development of a portfolio of hand repair devices, the purpose of this letter is to set forth the mutually binding agreement between you on behalf of yourself and Phantom Hand Project, LLC (“Phantom”) and MiMedx regarding the recovery of Phantom’s and MiMedx’ costs and the sharing of excess revenues, if any, in excess of such costs, from the sale, license or other transfer (herein a “Disposition”) in whole or part of certain intellectual property assets, or products embodying such intellectual property, which for purposes of this letter is called the “LeveL IP” (defined below). This agreement also contemplates the possible Disposition of MiMedX as an entity. By way of background, we mutually confirm that you and MiMedx have entered into a Consulting Agreement dated September 21, 2007 (“Consulting Agreement”) by which you contributed certain intellectual property to MiMedX. The LeveL IP includes all of the intellectual property contributed to MiMedx by you (now existing or hereafter created) under the Consulting Agreement and certain MiMedx technology consisting of a BioStaple Device for use in the hand (collagen/NDGA), a Collarod Device for use in the hand (collagen/NDGA) and a CMC device for use in the hand (Salubria), and the Tenor Instrument Device for Tendon Retrieval.

MiMedx will maintain a separate Extremity Orthopaedic designation be known as “LeveL Orthopaedics” for purposes of tracking revenues generated by Disposition of the LeveL IP. If no Disposition of the LeveL IP assets has been consummated within a year from the date of this agreement, we will mutually decide how to best go forward with the LeveL IP.

This will confirm that upon any Disposition of all or any portion of the LeveL IP, or products embodying the Level IP, to a third party buyer that you or Phantom (as designated by you) will receive twenty percent (20%) of the net revenues (including ongoing royalties) received by MiMedx from such Disposition. This will further confirm

MiMedx, Inc. • 3802 Spectrum Blvd., Suite 300 • Tampa, FL 33612-9218 • P: 813.866.0000 • F: 813.866.0012 • www.mimedx.com

Thomas J. Graham, M.D.

May 17, 2008

that if MiMedX is sold as an entity, that you will receive twenty percent (20%) of the net purchase price attributable to the LeveL IP assets, again including ongoing royalties attributable to the LeveL IP assets. We will obtain an appraisal of the value of the LeveL IP assets in the event of the Disposition of MiMedx as an entity. “Net revenues” or “net purchase price” means the proceeds received from such sale, after deducting transaction and other expenses, (including any royalties paid or payable to you under the Consulting Agreement so that there is no “double royalty” being paid) in connection with acquisition, development and commercialization of the LeveL IP. The collagen/NDGA assets will bear a 7% royalty back to MiMedx in the case of a Disposition, which will be deducted from the proceeds to arrive at Net Revenues. It is hoped that MiMedx and Phantom will each recover all of its respective costs and expenses incurred in connection with the LeveL IP, but it is understood that, if the proceeds are not sufficient to cover the costs of both parties, the proceeds will be shared in such 80/20 ratio. If any proceeds received exceed such costs and both parties have recouped 100% of their respective costs and expenses, than those excess proceeds will also be shared in the same proportion.

In the event that the LeveL IP assets are combined with other intellectual property, the net proceeds attributable to the LeveL IP assets will be appropriately apportioned to take into account the value of the other intellectual property. In the event that a Disposition of MiMedx involves a merger or stock transaction, a mutually agreeable arrangement will be achieved whereby the value of the LeveL IP is recognized. Both of us understand that this agreement does not imply any commitment on either party to pursue a Disposition of or to commercialize the LeveL IP assets.

This agreement is personal to you and may not be assigned by you to any other party. We are very pleased to be working with you on the LeveL IP assets and we trust that our collaboration will produce a mutually beneficial outcome.

To evidence our agreement with the above, we have both signed below.

Very truly yours,

MiMedX, Inc.

By:	/s/ Steve Gorlin
Steve Gorlin, Chairman

/s/ Thomas J. Graham, M.D. 5/22/08
Thomas J. Graham, M.D., personally and on Behalf of Phantom Hand Project, LLC